Bay Banks of Virginia, Inc. Announces Consolidation

KILMARNOCK, Va., June 26, 2013 /PRNewswire/ -- Bay Banks of Virginia, Inc. (OTCQB: BAYK), (the "Company"), holding company for Bank of Lancaster and Bay Trust Company, announced plans to consolidate three of its Northumberland County branches into two branches.

"The decision to consolidate these branch locations followed a thorough review of our branch operations and is based on improving the efficiency of our branch network while continually striving to enhance shareholder value. We remain strongly committed to our Northumberland County customers and will continue to provide them with the excellent service they have known and expect," stated Randal R. Greene, the Company's President and Chief Executive Officer.

The Company has notified each customer of the Heathsville branch in Northumberland County with the expected closing date and the location of either the Burgess or Callao branch in Northumberland where the accounts and services will be transferred to minimize the impact on customers. The closing is expected to occur on September 30, 2013 at the close of business.

Mr. Greene also noted, "This branch consolidation is one component of the strategic framework to achieve the optimal combination of branches and online/mobile banking technologies, supported by our highly experienced lenders and staff, to offer our customers convenience and superb levels of service." After this consolidation, the Company will continue to operate 8 full service branches along with a full array of the latest technologies including online and remote banking products and services. The Company continues to invest in its electronic banking technologies and will be rolling out mobile banking in the fourth quarter.

The Company also operates a loan production office in Hartfield, Virginia. Through its Wealth Management Group, the Company offers access to a wide range of investment and insurance products and services, as well as, management services for personal and corporate trusts, including estate planning, estate settlement and trust administration.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 800-435-1140 or inquiries@baybanks.com.

This report contains statements concerning the Company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regularity climate, monetary and fiscal policies of the U. S. Government, including policies of the U. S. Treasury and Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles, polices and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made.